Exhibit 8.1

250 WEST 55TH STREET NEW YORK NEW YORK 10019-9601 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM	MORRISON & FOERSTER LLP AUSTIN, BEIJING, BERLIN, BOSTON, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, MIAMI, NEW YORK, PALO ALTO, SAN DIEGO, SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

August 23, 2023

Anzu Special Acquisition Corp I

12610 Race Track Road, Suite 250

Tampa, Florida 33626

Ladies and Gentlemen:

We have acted as special counsel to Anzu Special Acquisition Corp I, a Delaware corporation (“Anzu”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-4 (Registration No. 333-271920), as amended or supplemented through the date hereof (the “Registration Statement”), initially filed with the Securities and Exchange Commission on May 15, 2023, which includes the Proxy Statement/Prospectus/Information Statement describing the Business Combination Agreement (the “Agreement”), dated as of April 17, 2023, by and among Anzu, Envoy Medical Corporation, a Minnesota corporation (“Envoy”), and Envoy Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Anzu (“Merger Sub”). The Agreement and the ancillary documents thereto provide, among other things, for the merger of Merger Sub with and into Envoy (the “Merger”), with Envoy as the surviving corporation, all on the terms and conditions set forth in the Agreement. Unless otherwise indicated, capitalized terms used herein have the meanings ascribed to them in the Registration Statement.

In connection with this opinion, we have examined the Agreement, the Registration Statement and such other documents, records and papers as we have deemed necessary or appropriate in order to render the opinion set forth herein. In addition, we have assumed that: (i) the Merger and related transactions will be consummated pursuant to and in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction, covenant or condition described therein and affecting this opinion will be waived or modified), (ii) the statements concerning the Merger and the parties thereto set forth in the Agreement and the Registration Statement are true, complete and correct and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) all such statements qualified by knowledge, intention, belief or materiality or any comparable qualification are and will be true, complete and correct as if made without such qualification, (iv) the parties to the Agreement have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Agreement, (v) Anzu, Envoy, and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes in a manner consistent with the opinion set forth below, (vi) all documents submitted to us as originals are authentic, all documents submitted to us as copies conform to the originals, all relevant documents have been or will be duly executed in the form presented to us and all natural persons who have executed such documents had the requisite legal capacity to execute such documents, and (vii) all applicable reporting requirements have been or will be satisfied. If any of the above described assumptions is untrue or invalid for any reason, or if the Merger is consummated in a manner that differs from the manner described in the Agreement and the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing and the assumptions and qualifications set forth herein, it is our opinion that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the exchange of Anzu Class A Common Stock for Series A Preferred Stock pursuant to the Exchange Offer will qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code.

We express no opinion on any issue or matter relating to the tax consequences of the transactions contemplated by the Agreement or the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time, including with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger and related transactions, or any inaccuracy in the statements, facts, or assumptions upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform Anzu of any such change or inaccuracy that may occur or come to our attention.

We are furnishing this opinion solely in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references made therein to us insofar as they relate to statements of law or legal conclusions under the federal income tax laws of the United States or pertain to matters of U.S. federal income tax law. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP